                                                                     EXHIBIT 15d


                             COMPENSATION AGREEMENT


          THIS AGREEMENT, dated as of August 1, 1997, by and between Trustmark National Bank (the "Adviser"), having its principal place of business at 248 East Capitol Street, Jackson, Mississippi 39201-2582, and BISYS FUND SERVICES LIMITED PARTNERSHIP d/b/a BISYS FUND SERVICES ("BISYS"), having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219. Capitalized terms not defined herein are defined in the services agreement described below.


                              W I T N E S S E T H:

          WHEREAS, BISYS has entered into a services agreement (the "Services Agreement") with Performance Funds Distributor, Inc. (the "Distributor"), dated as of the date first written above, pursuant to which BISYS shall be compensated for the provision of certain promotional activities designed to generate sales of shares of the series (hereinafter referred to individually as a "Fund" and collectively as the "Funds") of Performance Funds Trust (the "Company");

          WHEREAS, the Distributor is obligated to pay Marketing Fees to BISYS under the Services Agreement for such period of time that the Services Agreement remains in full force and effect;

          WHEREAS, the Distributor is obligated to pay Asset-Based Fees to BISYS under the Services Agreement for such period of time that the Services Agreement remains in full force and effect and for a period of time following the termination of the Services Agreement, provided, that such payment obligation shall cease in the event that (i) the Distributor is terminated as principal underwriter of the shares of the Company or otherwise ceases to act in such capacity, or (ii) the Company's plan of distribution, adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, or any other plan for the financing of shareholder servicing activities (collectively, the "Plans") which finances such payment obligation is terminated for whatever reason by the Company's Board of Directors/Trustees;

          WHEREAS, the parties hereto agree and acknowledge that the Adviser shall benefit from sales of Fund shares resulting from the promotional activities of BISYS;

          WHEREAS, BISYS has committed a substantial amount of resources to the implementation of a marketing program to support such promotional activities; and

          WHEREAS, the Adviser desires to ensure that BISYS receives appropriate compensation in consideration of such commitment.

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

           1.      Payments to BISYS.

                   As consideration for the Promotional Activities described in
Section 1(a) of the Services Agreement, the Adviser agrees to pay to BISYS the fees described in Schedule B of the Services Agreement in accordance with the terms of such Services Agreement in the event that the Distributor fails for any reason to pay such fees in accordance with the terms of such Services Agreement
(i) during any portion of the Initial Term of the Services Agreement, as defined therein and (ii) following the Initial Term of the Service Agreement in accordance with the Schedule for the Payment of Asset-Based Fees Following Termination contained therein.

           2.      Duration and Termination.

                   This Agreement shall become effective as of the date first written above. It shall continue in effect until such time as the Adviser's payment obligations hereunder are fully satisfied.

           3.      Miscellaneous.

                   All notices and other communications made hereunder shall be in writing and shall be deemed duly given when received by the party to whom such notice has been directed at the respective addresses set forth herein or to such other addresses as either party may designate by written notice to the other party hereunder. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning of the provisions herein. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision, and no consent provided herein, shall be effective unless evidenced by an instrument executed by the party to be charged. This Agreement shall be governed by the internal laws of the State of Ohio, without giving effect to conflict of laws principles. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, but this Agreement may not be assigned by either party.

                   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                            TRUSTMARK NATIONAL BANK


                                            By:
                                               --------------------------------

                                            Title:
                                                  -----------------------------


                                            BISYS FUND SERVICES LIMITED
                                            PARTNERSHIP

                                            BY: BISYS FUND SERVICES, INC.,
                                                GENERAL PARTNER

                                            By:
                                               --------------------------------

                                            Title:
                                                  -----------------------------


                                        2